Exhibit 10.31
RELEASE
     Certain capitalized terms used in this Release are defined in the Employment Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Kenneth Cohen (“Executive”) dated as of August 15, 2003 (as amended to date, the “Agreement”), which Executive has previously executed and of which this Release is a part. This Release shall be effective on the eighth (8th) day following Executive’s execution hereof (the “Effective Date”).
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Section 7(d) of the Agreement, Executive hereby furnishes the Company with this Release.
     1. Termination of Employment and Director Status. Executive’s employment by the Company shall terminate effective as of December 31, 2007 (the “Termination Date”). Executive hereby irrevocably resigns from his position as President and Chief Executive Officer (and any other titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date, and as a member of the Board of Directors of the Company effective as of the earlier of the date that the Company announces a new, permanent Chief Executive Officer or the Company’s 2008 annual meeting of stockholders. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s personnel file at the Company will reflect that Executive voluntarily resigned. Notwithstanding the foregoing, the Company shall not oppose Executive’s claim for unemployment benefits on the grounds that he resigned and Executive’s termination shall be treated as involuntary for all other purposes under the Agreement.
     2. Compensation Through Termination Date. On the Termination Date, the Company shall issue Executive his final paycheck, reflecting (a) his earned but unpaid base salary at the annualized rate of $350,000 per year through the Termination Date, and (b) all accrued, unused vacation and sick leave due Executive through the Termination Date. Subject to Section 4 below, Executive acknowledges and agrees that with his final check, and the expense reimbursements described in the following paragraph, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company. Except as provided in Section 4 below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the benefit plans of the Company, shall cease on the Termination Date.
     3. Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than fifteen (15) days after the Termination Date.
     4. Severance Benefits.
          (a) Cash Severance and Medical Benefits. Contingent upon the effectiveness of this Release, the Company shall provide to Executive the following severance benefits, which shall be the exclusive severance benefits payable to Executive:
               (i) A cash payment equal to $70,000, representing Executive’s annual bonus for 2007, payable in a lump sum within ten (10) days following the later of (A) the Termination Date, or (B) the Effective Date;

               (ii) A cash payment equal to $345,937, representing an amount equal to Executive’s annual base salary for the twelve (12) months prior to the Termination Date, payable in a lump sum within ten (10) days following the later of (A) the Termination Date, or (B) the Effective Date;
               (iii) The Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive’s health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) if Executive had continued to render services to the Company for twelve (12) continuous months after the Termination Date; and
               (iv) Notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof), the unvested portion, if any, of Executive’s outstanding options (and any unvested shares issued upon the exercise of such stock options) shall be deemed to have vested on the Termination Date with respect to the number of shares that would have vested had Executive remained employed by the Company through December 31, 2008, and, subject to such acceleration of vesting, vesting of such options (and shares) shall cease as of the Termination Date. Executive shall have 180 days from the last day of Executive’s service on the Company’s Board of Directors. Subject to the foregoing, as of the Termination Date, all of Executive’s unvested options will terminate. Executive acknowledges that, to the extent he exercises any of his incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) more than ninety (90) days following the Termination Date, such incentive stock options will become non-qualified stock options and, upon exercise, such options will be taxed at exercise like non-qualified stock options;
               (v) The Company shall pay to Executive a contingent cash payment of $70,000, which payment will be payable only if the U.S. Food and Drug Administration accepts the Company’s New Drug Application (“NDA”) for SILENORTM (the “NDA Bonus”). The NDA bonus will not be payable if such acceptance does not occur on or prior to December 31, 2009. In the event of a Change in Control prior to acceptance of the NDA for SILENORTM, the NDA Bonus shall be paid upon consummation of the Change in Control.
     5. Confirmation of Continuing Obligations. Executive hereby confirms his obligations under Sections 8, 9 and 10 of the Agreement and the Company’s proprietary information and inventions agreement.
     6. Release. On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
     Executive acknowledges that he has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any unknown Claims Executive may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
     If Executive is forty (40) years of age or older, Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) his waiver and release do not apply to any rights or claims that may arise on or after the date he executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (D) Executive has seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation.
     Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms. Executive further acknowledges that if he does not sign this release within fifty (50) days following the Termination Date, or revokes this Release within the foregoing revocation period, if applicable, Executive shall not be entitled to the payments and benefits provided under Sections 7(d) of the Agreement.

     7. Section 409A of the Code.
          (a) The Agreement and this Release are not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 7(d) of the Agreement shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.
          (b) As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

/s/ Kenneth M. Cohen

Kenneth M. Cohen

Date: December 6, 2007

ACCEPTED AND AGREED:

SOMAXON PHARMACEUTICALS, INC.

By:	/s/ David F. Hale

Name:	David F. Hale
Title:	Chairman of the Board of Directors

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